Exhibit 99.3

July 30, 1998

Farmington Hills, Michigan -- Data Systems Network Corporation (OTC BB:
DSYS) announced today that after further discussions with the Company's lender, NBD Bank, the bank has waived the Company's non-compliance with certain covenants in its credit agreement including covenants regarding the Company's allowable minimum current ratio and total leverage. The bank also agreed to raise the cap on the Company's current borrowing level to $11 million. Negotiations are ongoing with alternative lenders interested in providing additional financing options.

Data Systems provides computer network services and products that enable the control of complex distributed computing environments and allow companies to capitalize on their investments in technology and people. The Company provides a wide range of network integration services including installation, consultation, technical support and training. It also provides specialized services in remote network management, application development, integrated document management systems and Year 2000 consulting. Based in Farmington Hills, Michigan, Data Systems has 21 offices and more than 260 employees.

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                      For additional information contact:
                   Spencer Maus, Dresner Corporate Services
                                 312-726-3200